MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Small Cap Value Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2015 and from January 1, 2015 through December 31, 2015.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2015 and from January 1, 2015 through
December 31, 2015, with respect to securities reflected in the investment account of the Fund.

Small Cap Value Fund, Inc.

By:


/s/ Laura S. Adams
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Laura S. Adams, President



/s/ Steven Adams
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Steven Adams, CCO